UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 9, 2026

Enovix Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-39753	85-3174357
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3501 W Warren Avenue Fremont, California	94538
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (510) 695-2350
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ENVX	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 9, 2026, Enovix Corporation (the “Company”) announced that it is appointing Dr. Michael Vyvoda as Chief Operating Officer of the Company, effective July 29, 2026 (the “Effective Date”).
Prior to joining the Company, Dr. Vyvoda, age 53, served as Chief Operating Officer of Magrathea Metals, Inc. from July 2025 until July 2026, where he was responsible for the company's operations related to advanced magnesium metal manufacturing. Previously, he served as Chief Operating Officer of Aircapture, Inc. from September 2023 until July 2025, where he was responsible for operations as the company commercialized its direct air capture technology. From April 2018 until August 2023, Dr. Vyvoda served as Director, Product Operations, Audio Products at Apple Inc., where he was responsible for product operations from new product introduction through high-volume manufacturing for the company's AirPods product line. Prior to Apple, he served as Vice President, Operations at ThinFilm Electronics, Inc. from 2015 through 2017 and Vice President, Business Development at GT Advanced Technologies Inc. from 2013 until 2015. Earlier in his career, Dr. Vyvoda held manufacturing and operations leadership positions at Twin Creeks Technologies, SanDisk Corporation and Matrix Semiconductor. Dr. Vyvoda received a Ph.D. in Chemical Engineering from the University of California, Berkeley and a B.S. in Chemical Engineering from the University of Michigan.

Dr. Vyvoda and the Company have entered into an employment agreement (the “Employment Agreement”) pursuant to which he will receive an annual base salary of $440,000 commencing on the Effective Date. In addition, Dr. Vyvoda will be eligible for an annual discretionary cash bonus, with a target amount equal to 60% of his base salary, based on certain conditions including the achievement of performance goals and the terms of the Company’s 2021 Equity Incentive Plan (“2021 Plan”).

Pursuant to the Employment Agreement, and contingent upon the commencement of his employment, Dr. Vyvoda will be issued the following restricted stock units (“RSUs”) under the 2021 Plan on August 5, 2026 (the “Grant Date”), in each case subject to Dr. Vyvoda’s continued service with the Company: (i) RSUs with a fair market value of $4,000,000 as of the Grant Date, with 25% of such RSUs vesting after Dr. Vyvoda completes twelve (12) months of Continuous Service (as defined in the 2021 Plan) following the Grant Date, and the remainder vesting in equal installments each quarter thereafter; and (ii) RSUs with a fair market value of $100,000 as of the Grant Date, which shall be fully vested as of the Grant Date.

The Employment Agreement provides that if Dr. Vyvoda is terminated without Cause or he resigns for Good Reason other than in connection with a Change of Control (as such terms are defined in the Employment Agreement), then, subject to execution of a release of claims and satisfaction of other conditions, Dr. Vyvoda will receive: (i) cash severance equal to nine months of his base salary; (ii) nine months of health care coverage; (iii) a pro-rated bonus; and (iv) be eligible for accelerated vesting of certain equity awards (the “Severance Benefits”). Further, if Dr. Vyvoda is terminated without Cause or resigns for Good Reason in connection with a Change of Control, he will be entitled to additional accelerated vesting under the Employment Agreement in addition to the foregoing Severance Benefits.

Except for the Employment Agreement, there is no arrangement or understanding between Dr. Vyvoda and any other person pursuant to which Dr. Vyvoda was selected as an officer. There are no family relationships required to be disclosed by Item 401(d) of Regulation S-K. Dr. Vyvoda is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment, Dr. Vyvoda executed the Company’s standard form of indemnification agreement for officers, which was filed as Exhibit 10.19 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 19, 2021.

The foregoing description of the Employment Agreement terms do not purport to be complete and are qualified in their entirety by reference to the Employment Agreement which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q first filed after the date of this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
99.1	Press Release dated July 9, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Enovix Corporation

Date:	July 9, 2026	By:	/s/ Arthi Chakravarthy
Arthi Chakravarthy Chief Legal Officer